Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 23, 2021, with respect to the consolidated financial statements of Bowlero Corp. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

Our report dated June 23, 2021 on the consolidated financial statements refers to a change in the method of accounting for revenue.

/s/ KPMG LLP

Richmond, Virginia

July 21, 2021